Exhibit 99.1

Investor Contact: Logan L. Bonacorsi
(314) 719-1755
Email: llbonacorsi@olin.com
News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

FOR IMMEDIATE RELEASE

Heidi S. Alderman Appointed to Olin’s Board of Directors

CLAYTON, MO, June 14, 2019 – Olin Corporation (NYSE: OLN) announced today that Heidi S. Alderman, 59, was appointed as a new director by Olin’s Board of Directors to serve on Olin’s Board effective August 8, 2019.

Ms. Alderman is Senior Vice President, Intermediates of BASF Corporation (a global chemical manufacturing company), a position she has held since 2016. She has announced and is slated to retire on August 2, 2019. Prior to this role, Ms. Alderman held the positions of Senior Vice President, North American Petrochemicals from 2011 to 2016; Senior Vice President, North American Procurement from 2008 to 2011; Vice President, Functional Polymers from 2005 to 2008; and Business Director, Polymers from 2003 to 2005, all at BASF SE. She also served in various positions in business, operations, research, procurement, product and marketing management at Air Products and Chemicals Inc. from 1995 to 2002 and Rohm and Haas Company from 1981 to 1995. Ms. Alderman earned a bachelor’s degree in chemical engineering from Stevens Institute of Technology in Hoboken, New Jersey, a master’s degree in chemical engineering from Drexel University in Philadelphia, Pennsylvania, and completed the University of Pennsylvania Wharton Management Program in business administration.

John E. Fischer, Olin’s Chairman, President and Chief Executive Officer, said, “Our Board is delighted to welcome a director of Heidi’s caliber. Given her wealth of experience and expertise in managing global chemical businesses, she will be a valuable complement to our Board and we look forward to her active participation and counsel.”

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach and hydrochloric acid. Winchester's principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.

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